Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

November 23, 2007

Redwood Trust, Inc.
One Belvedere Place
Mill Valley, California 94941

Re:	Registration Statement on Form S-3 (File No. 333-147604): Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

We have served as Maryland counsel to Redwood Trust, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law relating to the registration by the Company of 10,000,000 shares (the "Shares") of common stock, $.01 par value per share, of the Company (the "Common Stock"), covered by the above-referenced Registration Statement (the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Shares may be issued from time to time pursuant to the Redwood Trust, Inc. Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), as described under the heading "The Plan" in the Prospectus Supplement (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.      The Registration Statement and the related form of prospectus included therein;

2.      The Prospectus Supplement, dated November 23, 2007 (the "Prospectus Supplement"), relating to the Plan, filed by the Company with the Commission pursuant to Rule 424(b)(2) of the General Rules and Regulations promulgated under the Securities Act;

3.      The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

4.      The Amended and Restated Bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

Redwood Trust, Inc.
November 23, 2007

5.      Resolutions adopted by the Board of Directors of the Company (the "Resolutions"), relating to the authorization of the Plan and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.      A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.      A certificate executed by an officer of the Company, dated as of the date hereof; and

8.      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.      Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth in the Documents are legal, valid, binding and enforceable in accordance with all stated terms.

4.      All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.      Upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. None of the Shares will be issued in violation of the restrictions on ownership and transfer set forth in Article XI of the Charter.

Redwood Trust, Inc.
November 23, 2007

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.      The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.      The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfer. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Plan (the "Current Report"), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Venable LLP